Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Globavend Holdings Limited and Subsidiaries (the “Company”) of our report dated February 12, 2025, relating to our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2024 and 2023 which is included in the Company’s Annual Report on Form 20-F and incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

May 22, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us